UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 7, 2010

FIRST MARINER BANCORP
(Exact Name Of Registrant As Specified In Charter)

Maryland	000-21815	52-1834860
(State Or Other Jurisdiction of Incorporation)	Commission File Number	IRS Employer Identification No.

1501 S. Clinton Street, Baltimore, MD 21224
(Address Of Principal Executive Offices) (Zip Code)

(410) 342-2600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name Or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2010, the Board of Directors of First Mariner Bank (the “Bank”), First Mariner Bancorp’s (the “Company”) wholly owned subsidiary, appointed Daniel E. McKew as President of the Bank.  Prior to joining the Bank, Mr. McKew, age 53, had been employed by SunTrust Leasing Corp., where he served as President and Chief Executive Officer from 1998 to 2010.   Mr. McKew succeeds George H. Mantakos, who will remain a director of the Company and continue to work in various lending capacities, including commerical loan resolutions.

 Effective October 7, 2010 the Bank and Mr. McKew entered into an Executive Employment Agreement (the “Employment Agreement”), in connection with his appointment as President of the Bank.  The Employment Agreement provides for an initial base salary of $300,000 and an initial three-year term which will renew automatically for one-year terms unless prior written notice is given by either party of its intent not to renew at least 60 days before the expiration of the initial term or any renewal term. In addition to base salary, the Employment Agreement provides for, among other things, participation in current or future bonus programs or other incentive compensation programs, health insurance, life insurance, disability insurance, 401(k) plan and 401(k) excess plan and other programs and arrangements sponsored by the Bank.

The Employment Agreement provides that the Bank may terminate Mr. McKew’s employment for cause, as described in the Employment Agreement, at any time.  If the Bank terminates Mr. McKew’s employment during the initial term of the Employment Agreement for reasons other than for cause, Mr. McKew would be entitled to receive his base salary for the remaining term of the Employment Agreement or one year, whichever is shorter.  The Bank would also reimburse Mr. McKew for the monthly premiums for health insurance for the duration of the COBRA period or the remainder of the initial term, whichever is shorter and will provide all other insurance benefits for the remainder of the initial term.  If the Bank terminates Mr. McKew’s employment during any renewal term of the Employment Agreement for reasons other than for cause, Mr. McKew would be entitled to receive his base salary for a period of 60 days following termination.  In addition, in the event of termination of employment, the Employment Agreement subjects Mr. McKew to certain non-competition and non-solicitation requirements.

If Mr. McKew is involuntarily terminated from employment either within 120 days immediately prior to or within one year of a change in control, the Employment Agreement provides that Mr. McKew would be entitled to receive his base salary for a period of one year after the termination.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control.  The Employment Agreement limits payments made to Mr. McKew in connection with any severance payments to amounts that will not exceed the limits imposed by Section 280G.

The foregoing description of the Employment Agreement is a summary of the terms of such document and does not purport to be complete.  Such description is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01Regulation FD Disclosure

On October 7, 2010, the Company announced that Daniel E. McKew had been appointed President of the Bank.

For more information, reference is made to the Company’s press release dated October 7, 2010, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Number	Description
10.1	Executive Employment Agreement by and between First Mariner Bank and Daniel McKew effective October 7, 2010

99.1	Press Release dated October 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: October 7, 2010	By:	/s/ Paul B. Susie
Paul B. Susie
Senior Vice President and Chief Financial Officer